Exhibit 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES SEPTEMBER CASH DISTRIBUTION

Dallas, Texas, September 20, 2016 – Southwest Bank, as Trustee of the Hugoton Royalty Trust (NYSE: HGT) (the “Trust”), today declared a cash distribution to the holders of its units of beneficial interest of $0.012217 per unit, payable on October 17, 2016, to unitholders of record on September 30, 2016. The following table shows underlying gas sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas sales volumes attributable to the current month were primarily produced in July.

	Underlying Gas Sales Volumes (Mcf) (a)		Average Gas
	Total	Daily	Price per Mcf
Current Month	1,286,000	41,000	$2.47
Prior Month	1,234,000	41,000	$2.05

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $50,000, production expense of $1,294,000 and overhead of $964,000 in determining the royalty payment to the Trust for the current month.

Other

The prior month distribution included a one-time reimbursement under the Oklahoma conveyance of approximately $450,000 related to operated overhead corrections for the period January 2014 through May 2016.

The prior month distribution included additional gathering fees of approximately $500,000 for the period December 2015 through May 2016 related to a gas purchase contract change that included production from properties underlying the Oklahoma conveyance.

Excess Costs

XTO Energy has advised the trustee that increased gas prices led to the partial recovery of excess costs on properties underlying the Kansas and Wyoming net profits interests. However after the partial recovery, there were no remaining proceeds from the properties underlying the Kansas or Wyoming net profits interests to be included in this month’s distribution.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2015.

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Contact:	Nancy Willis Vice President Southwest Bank, Trustee 855-588-7839